Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan and 2004 Employee Stock Purchase Plan of ACADIA Pharmaceuticals Inc. of our reports dated February 29, 2016, with respect to the consolidated financial statements of ACADIA Pharmaceuticals Inc. and the effectiveness of internal control over financial reporting of ACADIA Pharmaceuticals Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

San Diego, California

August 11, 2016